Exhibit 99.27(d)(11)

                        ADDITIONAL PURCHASE OPTION RIDER



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                        ADDITIONAL PURCHASE OPTION RIDER

This rider is part of the policy to which it is attached. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

POLICY NUMBER:                      [3000000]

INSURED:                            [John M. Doe]

RIDER DATE:                         [January 10, 2002]

MAXIMUM RIDER AMOUNT:               [$135,000]

MONTHLY RIDER CHARGE:               [$21.87]


                                   DEFINITIONS

REGULAR OPTION DATES
Each Policy Anniversary nearest the Insured's 25th, 28th, 31st, 34th, 37th and 40th birthdays.

ADVANCE OPTION DATE
The date of any of the following:

1. marriage of the Insured;

2. live birth of a child of the Insured;

3. legal adoption by the Insured of a child under 18 years of age.

DISABILITY RIDER
Disability Benefit To Age 65 Rider.


GENERAL

RIDER DESCRIPTION
This rider provides you with the right to purchase a new insurance policy on the life of the Insured without additional evidence of insurability, subject to the terms below. There is a monthly charge for rider coverage, and such charge is assessed as a deduction from the Policy Value as part of the monthly deduction for the policy.


THE PURCHASE OPTION
While this rider is in effect and subject to its terms, on each Regular Option Date, you have the option to purchase a new policy on the life of the Insured without additional evidence of insurability. The amount of insurance that you may purchase upon exercise of each option is limited to the Maximum Rider Amount shown above. Provided it has not already been exercised, the purchase option available on the next Regular Option Date will become available on an Advance Option Date and may be exercised in advance. Any purchase option exercised in advance is no longer available on the next Regular Option Date.

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HOW TO EXERCISE THE PURCHASE OPTION
To exercise the purchase option, You must file a written application with Us and pay the first minimum premium for such additional insurance. The application and premium must be received by Us at Our Main Administrative Office while the Insured is alive and no later than 60 days after the option becomes available.

After each Advance Option Date, coverage equal to the Maximum Rider Amount will automatically be provided under this rider until the earlier of:

1. the end of the 60-day period following the Advance Option Date; or

2. the date of issue of the new policy.

THE NEW POLICY
Premiums under the new policy will be at our then current rates for the same risk classification as the base policy. The new policy may be any plan of variable or universal life insurance that We offer at the time You exercise the purchase option. The new policy will be subject to Our published issue rules (e.g. age and amount limits) for the plan chosen which is in effect at that time.

If this policy contains a Disability Rider and the Insured is not totally disabled as defined in that rider when the purchase option is exercised, the new policy may contain that rider.

If this policy contains a Disability Rider and the Insured is totally disabled as defined in that rider when the purchase option is exercised, the new policy will contain that rider. In that case, we will waive any requirement of that rider that the disability occur after the new policy took effect. Except to the extent as provided above, our consent will be required for the new policy to include any other disability, accidental death or any other benefits.

MONTHLY RIDER CHARGES
The monthly charge for coverage under this rider is included in and part of the monthly deduction for the policy. It is deducted on each Monthly Calculation Day until coverage under this rider terminates.

TERMINATION OF THIS RIDER
Subject to your right to exercise a purchase option within 60 days after an option becomes available, this rider will terminate on the earliest of:

1. the death of the Insured;

2. termination of the Basic Policy;

3. the anniversary of this policy nearest the Insured's 40th birthday;

4. the exercise of a purchase option on an Advance Option Date occurring within the 3-year period prior to the Policy Anniversary nearest the Insured's 40th birthday;

5. the first Monthly Calculation Day following Our receipt from You of a Written Request to cancel this rider.


                         PHL Variable Insurance Company

                             /s/ Robert W. Fiondella

              Chairperson of the Board and Chief Executive Officer

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